Exhibit 99.1

NEWS

RELEASE

Contacts:	Daniel Wolter, University News Service, (612) 624-4604 Jason Korstange, TCF Corporate Communications, (952) 745-2755

TCF FINANCIAL CORPORATION AND UNIVERSITY OF MINNESOTA

ANNOUNCE $35 MILLION CORPORATE SPONSORSHIP TO

BRING GOPHER FOOTBALL BACK TO CAMPUS

AGREEMENT INCLUDES NAMING RIGHTS TO PROPOSED STADIUM

MINNEAPOLIS / ST. PAUL — March 24, 2005 — In a move that is expected to kickstart the campaign to bring Gopher football back to campus, officials from TCF Financial Corporation (“TCF”) (NYSE:TCB) and University of Minnesota (“the University”) today announced a $35 million multiyear corporate sponsorship for a new stadium. The deal provides TCF with exclusive naming rights for the stadium, to be called “TCF Bank Stadium.”

 “We’re excited about this agreement,” University President Robert Bruininks said.  “TCF is a premier Minnesota company and their support is a significant step toward bringing Gopher football back to campus.”

“TCF and the University of Minnesota are two Minnesota traditions, rich in history, coming together to help make this happen,” said William A. Cooper, Chairman of the Board and Chief Executive Officer of TCF. “Securing the naming rights to TCF Bank Stadium is our way of extending our partnership and continued commitment to the University for years to come.”

The stadium adds to a long-running relationship between TCF and the University of Minnesota. Since 1995, TCF has been the exclusive provider of banking services tied to a campus card – called the U Card – at the University’s Twin Cities and Duluth campuses.

(More)

TCF / UofM

In the naming rights agreement, TCF will pay the University $35 million over 25 years. The stadium will be named “TCF Bank Stadium” during the duration of the agreement, with prominent naming signage on both the inside and the outside of the stadium. TCF will also receive advertising opportunities, a suite, tickets, parking and use of the stadium twice annually.

The University and TCF have also agreed to extend TCF’s sponsorship of the U Card, scheduled to end in 2013, with estimated payments to the University of more than $1.6 million annually for student scholarships and programs, and other non-stadium purposes. TCF will also be able to offer a debit affinity card to University alumni and athletics supporters, for which the University will receive annual royalties. TCF will also have options to extend its ATM lease on campus and lease a new banking office on the West Bank.

“As budgets have become tighter, universities across the country have had to become more innovative in funding sports facilities,” University Athletics Director Joel Maturi said. “This agreement serves everyone well: The Gophers are on their way to getting our much-needed football home, TCF receives a highly visible and popular way to demonstrate its support for the University and Minnesota, and Gopher fans once again will have the wonderful experience of an on-campus football stadium.”

Companion bills authored by Sen. Geoff Michel, R-Edina, and Rep. Ron Abrams, R-Minnetonka, have been introduced in the Legislature to support the proposed stadium.  The legislation calls for the University to fund 60 percent and the state to fund 40 percent of the estimated $235 million cost to build the stadium, which would be completed by 2008.  The bill also has bipartisan support from legislators from all regions of the state.

The University’s portion of the funding will be raised through corporate sponsorships, private donations, student fees, parking and other game-day revenues.

TCF / UofM

The announcement came at a pep rally in the University’s MacNamara Alumni Center, where the brick entryway into the former home of the Gopher football team is preserved. The Gophers have been sharing the Metrodome in downtown Minneapolis with the Minnesota Twins and Minnesota Vikings since 1982.

“The University began investigating new housing for the Gopher football team over two years ago for several reasons,” Bruininks said.

Those include: The University’s lease at the Metrodome expires in 2011 and it will take several years to build a replacement.  In addition, the Metrodome needs a costly rehabilitation and both the Minnesota Twins and Minnesota Vikings are looking for new homes, making the aging facility too costly for the University to support as a sole tenant.

“Mostly, we want to reestablish the University as a place where students, alumni, faculty and all Gopher fans can look forward to the true experience of college football where it belongs – at home on campus,” Bruininks said.

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For more information:

About the stadium, visit the U of M stadium site at  www.umn.edu/stadium ..

About TCF Bank or its products, call 612-TCF-BANK or visit the TCF website at www.tcfexpress.com. Equal Housing Lender. Member FDIC.

About the University of Minnesota, visit www.umn.edu .

View the stadium bills at

(House) http://www.revisor.leg.state.mn.us/bin/bldbill.php?bill=H0263.0&session=ls84

(Senate) http://www.revisor.leg.state.mn.us/bin/bldbill.php?bill=S0237.0&session=ls84

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